UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
Cheniere Energy Partners, L.P.

(Name of Issuer)
Common Units

(Title of Class of Securities)
16411Q101

(CUSIP Number)
December 31, 2007

(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
Rule 13d-1(b)

☑	Rule 13d-1(c)

Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	16411Q101	SCHEDULE 13G

1	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SRM Global Master Fund Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,300,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,300,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.92%

12	TYPE OF REPORTING PERSON*

	PN

CUSIP No.	16411Q101	SCHEDULE 13G

1	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SRM Global Fund General Partner Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,300,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,300,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.92%

12	TYPE OF REPORTING PERSON*

	CO

CUSIP No.	16411Q101	SCHEDULE 13G

1	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SRM Fund Management (Cayman) Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,300,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,300,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.92%

12	TYPE OF REPORTING PERSON*

	CO

CUSIP No.	16411Q101	SCHEDULE 13G

1	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jonathan Wood

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Kingdom

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,300,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,300,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.92%

12	TYPE OF REPORTING PERSON*

	IN

CUSIP No. 16411Q101	SCHEDULE 13G
ITEM 1.

(a)	Name of Issuer: Cheniere Energy Partners, L.P.

(b)	Address of Issuer’s Principal Executive Offices:
717 Texas Avenue, Suite 3100
Houston, TX 77002

ITEM 2.

(a) and (c):	Name and Citizenship of Persons Filing:

(i)	SRM Global Master Fund Limited Partnership, a Cayman Islands partnership (“Master Fund”).
(ii)	SRM Global Fund General Partner Limited, a Cayman Islands corporation (“General Partner”).
(iii)	SRM Fund Management (Cayman) Limited, a Cayman Islands corporation (“Investment Manager”).

(iv)	Jonathan Wood is a citizen of United Kingdom
(b):	Address of Principal Business Office:
Master Fund, General Partner, Investment Manager and Jonathan Wood have the address of:
P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(d)	Title of Class of Securities: Common Units

(e)	CUSIP Number: 16411Q101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B),
CHECK WHETHER THE PERSON FILING IS A:

(a)	[ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).
(b)	[ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	[ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	[ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	[ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
(f)	[ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
(g)	[ ] A Parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
(h)	[ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
(i)	[ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
(j)	[ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 16411Q101	SCHEDULE 13G
ITEM 4.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

SRM Global Master Fund Limited Partnership

(a)	Amount Beneficially Owned: 1,300,000
(b)	Percent of Class: 4.92%
(c)	Number of shares as to which such person has:
(i) sole power to vote or to direct the vote: 0
(ii) shared power to vote or to direct the vote: 1,300,000
(iii) sole power to dispose or to direct the disposition of: 0
(iv) shared power to dispose or to direct the disposition of: 1,300,000

SRM Global Fund General Partner Limited

(a)	Amount Beneficially Owned: 1,300,000
(b)	Percent of Class: 4.92%
(c)	Number of shares as to which such person has:
(i) sole power to vote or to direct the vote: 0
(ii) shared power to vote or to direct the vote: 1,300,000
(iii) sole power to dispose or to direct the disposition of: 0
(iv) shared power to dispose or to direct the disposition of: 1,300,000

SRM Fund Management (Cayman) Limited

(a)	Amount Beneficially Owned: 1,300,000
(b)	Percent of Class: 4.92%
(c)	Number of shares as to which such person has:
(i) sole power to vote or to direct the vote: 0
(ii) shared power to vote or to direct the vote: 1,300,000
(iii) sole power to dispose or to direct the disposition of: 0
(iv) shared power to dispose or to direct the disposition of: 1,300,000

Jonathan Wood

(a)	Amount Beneficially Owned: 1,300,000
(b)	Percent of Class: 4.92%
(c)	Number of shares as to which such person has:
(i) sole power to vote or to direct the vote: 0
(ii) shared power to vote or to direct the vote: 1,300,000
(iii) sole power to dispose or to direct the disposition of: 0
(iv) shared power to dispose or to direct the disposition of: 1,300,000
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

CUSIP No. 16411Q101	SCHEDULE 13G

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10. CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 16411Q101	SCHEDULE 13G
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.
Dated: October 7, 2008

SRM GLOBAL MASTER FUND LIMITED PARTNERSHIP
By:	SRM Global Fund General Partner Limited, its General Partner

By:	/s/ Philip Price
	Name:	Philip Price
	Title:	Chief Operating Officer

SRM GLOBAL FUND GENERAL PARTNER LIMITED
By:	/s/ Philip Price
	Name:	Philip Price
	Title:	Chief Operating Officer

SRM FUND MANAGEMENT (CAYMAN) LIMITED
By:	/s/ Philip Price
	Name:	Philip Price
	Title:	Chief Operating Officer

JONATHAN WOOD
By:	/s/ Jonathan Wood